Exhibit 10.57b

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended. Omitted information has been replaced with asterisks.

SECOND AMENDMENT TO PURCHASED SERVICES AGREEMENT

This SECOND AMENDMENT TO PURCHASED SERVICES AGREEMENT (this “Second Amendment”) is dated effective as of October 1, 2013 (the "Effective Date"), and is entered into by and between GK FINANCING, LLC, a California limited liability company (“GKF”), or its wholly owned subsidiary whose obligations hereunder shall be guaranteed by GKF, and UNIVERSITY OF SOUTHERN CALIFORNIA, a California nonprofit public benefit corporation (“Hospital”).

Recitals:

A. On March 5, 2008, GKF and USC University Hospital, Inc. entered into a certain Purchased Services Agreement, which Purchased Services Agreement was (i) transferred and assigned by USC University Hospital, Inc. to Hospital pursuant to a certain letter dated effective as of March 31, 2009; and (ii) amended by a certain First Amendment to Purchased Services Agreement dated effective as of April 1, 2009 (the "First Amendment"), between GKF and Hospital (as so assigned and amended, the "Agreement").

B. GKF and Hospital desire to further amend the Agreement as set forth herein.

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby amend the Agreement as follows:

Agreement:

1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Agreement.

2. New Section 11.3. The following is hereby added as a new Section 11.3 to the Agreement:

“11.3 GKF and Hospital shall mutually select an individual to be employed or contracted by Hospital and who shall be located at the Site to provide Gamma Knife administrative and marketing support services. The individual’s duties shall include but not be limited to (i) working with and routinely obtain feedback from physicians and medical groups; (ii) assisting in outreach and business development efforts out in the community; and (iii) assisting in marketing activities on an as needed basis. GKF shall reimburse Hospital for * for the actual cost (which reimbursement by GKF to Hospital shall not exceed * annually from the date of hire) of the individual and payment shall be made by GKF to Hospital by the end of the following month. Any decision to reassign, replace or terminate this individual shall be subject to prior mutual agreement by GKF and Hospital. GKF's obligation to reimburse Hospital for the actual cost of the individual as set forth above shall be limited to a period of one (1) year following the date of the individual's hire, and any additional reimbursement by GKF shall be subject to mutual agreement of the parties.”

3. Amendment to Exhibit 8. Commencing as of the Effective Date, and continuing through September 30, 2016, Exhibit 8 attached to this Second Amendment shall be in effect instead of Exhibit 8 attached to the First Amendment; provided that, commencing from and after October 1, 2016, Exhibit 8 attached to this Second Amendment shall be of no further force and effect, and Exhibit 8 attached to the First Amendment shall be reinstated and shall be in effect and control.

4. Cobalt Reload of the Equipment. Subject to GKF’s determination in its sole and absolute discretion that a reload of the Equipment is financially justifiable based upon the utilization of the Equipment and other factors considered relevant by GKF and as enumerated in Section 18 of the Agreement (Termination for Economic Justification), GKF, at GKF’s cost and expense, shall reload the Equipment with new cobalt-60 that meets the manufacturer’s radioactivity level specifications (the “Reload”), subject to the following additional terms and conditions:

4.1 Scheduling and Process for the Reload. The Reload shall be performed at the Site and shall include any required installation and rigging. Subject to scheduling availability, GKF shall use its commercially reasonable efforts to perform the Reload on or around first quarter 2015; provided that the Reload shall be performed only after all necessary and appropriate licenses, permits, approvals, consents and authorizations, including, without limitation, the proper handling of the cobalt-60 (collectively, the “Permits”), have been obtained by Hospital at Hospital’s sole cost and expense (other than any filing or registration fees which shall be paid by GKF). GKF shall diligently and in good faith cooperate with Hospital’s efforts to obtain the Permits. The timing and procedure for such Reload shall be as mutually agreed upon between the parties. Notwithstanding anything to the contrary contained in this Second Amendment, GKF makes no representation or warranty to Hospital concerning the Reload, and GKF shall have no obligation or liability to pay any damages to Hospital resulting therefrom, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform procedures due to the Reload process.

4.2 Hospital Personnel and Services. Upon request and as required by GKF, Hospital, at Hospital’s cost and expense, shall provide GKF with Hospital personnel (including Hospital’s physicists) and services in connection with the Reload, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Equipment. Hospital shall not be entitled to reimbursement for its respective personnel costs, internal costs or overhead.

4.3 Extension of Lease Term. The Term of the Agreement is hereby extended to July 8, 2020, plus the period of time that the Equipment is unavailable to perform procedures due to the Reload, which Reload is estimated to take approximately three (3) weeks).

4.4 No Additional Responsibilities. It is understood by the parties that GKF is not responsible for any upgrades, hardware, cobalt reloading, software changes and/or other modifications to the Equipment, except as expressly set forth herein or otherwise agreed upon in writing by Hospital and GKF.

5. Full Force and Effect. Except as amended by this Second Amendment, all of the terms and provisions of the Agreement shall remain in full force and effect. Notwithstanding the foregoing, to the extent of any conflict or inconsistency between the terms and provisions of this Second Amendment and that of the Agreement, the terms and provisions of this Second Amendment shall prevail and control.

IN WITNESS WHEREOF, the parties have executed this Second Amendment effective as of the Effective Date.

GKF:		Hospital:
GK FINANCING, LLC		UNIVERSITY OF SOUTHERN CALIFORNIA

By:	/s/ Ernest A. Bates, M.D.	By:	/s/ Thomas Jackiewicz
	Ernest A. Bates, M.D.,	Name:	Thomas Jackiewicz
	Policy Committee Member	Title:	Senior VP and CEO, USC Health

Exhibit 8

PER PROCEDURE PAYMENTS

[This Exhibit 8 is effective only from Effective Date through September 30, 2016.

Effective from and after October 1, 2016, this Exhibit 8 shall be of no further force and effect, and Exhibit 8 attached to the First Amendment shall be reinstated and shall be in effect and control.]

Annual Procedures Performed	Fee Per Procedure
*	*
*	*
*	*
*	*

Notwithstanding anything to the contrary set forth herein, (a) for purposes of determining the per Procedure payment, the number of annual Procedures performed shall be reset to zero (0) at the commencement of each anniversary of the First Procedure Date; and (b) there shall be no retroactive adjustment of the per Procedure payment irrespective of whether (i) the number of Procedures performed reaches a lower per Procedure payment level, or (ii) the Procedure was performed during the same annual period but under a prior Fee Per Procedure schedule. For example, if the aggregate number of Procedures during an annual period totals *, then, the per Procedure payment for each of the first * Procedures would remain at * per Procedure while the per Procedure payment for each of the next * Procedures (i.e., for Procedures * through *) would remain at * per Procedure, and the per Procedure payment for each of the next * Procedures (i.e., for Procedures * through *) would be * per Procedure. There are no minimum volume requirements.

“Charity Patients” shall be exempt from Hospital’s payment to GKF under the Fee Per Procedure Schedule and shall not be included in the counting of annual Procedures performed. As used herein, a "Charity Patient" shall mean a patient who requires a Gamma Knife procedure and who meets all of the following criteria: (1) such patient is not covered by Medicare, Medi-Cal or other governmental or private insurance programs (whether indemnity, preferred provider, health maintenance organization, etc.); (2) such patient does not have the means to pay for such procedures based on Hospital’s adopted standards of indigency; (3) the Hospital does not receive reimbursement for any Hospital services rendered to such patient; and (4) such patient is either then enrolled in N107C and/or is then receiving treatment at (i) Los Angeles County Hospital (also known as Los Angeles County+USC Medical Center or County/USC) or (ii) Keck Hospital of USC or USC Kenneth Norris Jr. Cancer Hospital; provided, however, that there shall be a limit of * patients per year for Charity Patients qualified under this subsection (ii).

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